Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts'' and to the use of our report dated March 10, 2005 with respect to the financial statements and schedule of American Bank Note Holographics, Inc., included in American Bank Note Holographics, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission and incorporated by reference in the Proxy Statement of American Bank Note Holographics, Inc. that is made part of the Registration Statement (Form S-4 No. 333-00000) and Prospectus of JDS Uniphase Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

December 19, 2007